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AngioDynamics, Inc.

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Fiscal 2012 was a transformative year for AngioDynamics as we completed the acquisition of Navilyst Medical. The combination of the two companies’ talent and technology has strengthened the company, resulting in a world-class organization, a powerful platform for future growth and a new day for AngioDynamics.

With the acquisition complete, and the integration going very smoothly, our entire team is focused on the AngioDynamics mission. First, we are dedicated to developing innovative, differentiated and high quality products for clinicians and patients. Second, we are focusing our investments in product categories and geographic markets that offer sustainable, profitable growth. And, third, we aim to enhance our profitability by driving operational excellence across the entire organization. Successfully executing our mission, positions us to achieve our long-term financial objectives of 8 to 10 percent revenue growth and earnings growth at a mid-teens rate.

We have organized our operations into three global businesses of scale to achieve greater benefits for our customers and our shareholders. Our Peripheral Vascular business is addressing a $1 billion market opportunity and has earned number one market positions in the fluid management and laser vein ablation categories. Our Vascular Access business also addresses a $1 billion market opportunity and we expect to generate strong growth in this business through the launch during fiscal 13 of our transformative BioFlo™ technology designed to reduce thrombosis during vascular procedures. Unlike other technologies that are superficial and/or transient, BioFlo is designed to be both integral to the catheter and permanent. As a result, initial customer evaluation illustrates that BioFlo minimizes complications associated with the drug heparin, which is commonly used in vascular procedures, and reduces risks associated with bacterial resistance. BioFlo recently received FDA clearance and we are excited to bring the technology to our U.S. customers.

Our Oncology/Surgery business is addressing a $600 million market by delivering the most comprehensive ablation solution to clinicians. During the coming fiscal year we expect the market to continue to embrace our NanoKnife system as additional clinical benefits are reported by investigators. And, with all three businesses, we continue to explore strategic tuck-in acquisitions that benefit our customers and their patients, while capitalizing on our global sales reach.

During the past year, our organization worked tirelessly to build a new AngioDynamics so that we can begin to generate superior returns to our shareholders. On behalf of our Board of Directors, I want to thank the team for their unwavering dedication. At the same time, I would like to thank our shareholders for their support. We look forward to executing our plans and moving your company forward.

Sincerely,

Joseph DeVivo

President & CEO

14 Plaza Drive, Latham, NY 12110, USA > tel: +1 800-772-6446 or +1 518-795-1400 > fax: +1 518-795-1401